Exhibit 99.1

PRESS RELEASE

SRI SURGICAL REPORTS PROFIT FOR

FOURTH QUARTER AND FISCAL YEAR 2005

TAMPA, FL— Monday, March 6, 2005 — SRI/Surgical Express, Inc. (Nasdaq: STRC), a leading provider of strategic sourcing solutions for the healthcare industry, today announced financial results for the fourth quarter and year ended December 31, 2005.

For the fourth quarter of 2005, SRI Surgical reported total revenue of $22.7 million, an increase of $436,000 over the fourth quarter of 2004. Net income for the fourth quarter of 2005 was $69,000 or $0.01 per basic and diluted common share compared to a net loss of $5.2 million, or $0.83 loss per basic and diluted common share reported for the fourth quarter of 2004. Revenues for the fiscal year ended December 31, 2005 were $91.7 million, compared to $91.3 million for the fiscal year ended December 31, 2004. Net income for the fiscal year was $393,000, or $0.06 per basic and diluted common share, compared to a net loss of $5 million, or $0.80 loss per basic and diluted common share for the fiscal year ended December 31, 2004. SRI Surgical had three less business days in its fiscal year ended December 31, 2005 than in the prior fiscal year ended December 31, 2004. The net loss in the 2004 periods includes a charge for impairment of goodwill of $5.2 million.

SRI Surgical CEO Christopher S. Carlton stated, “I am pleased with the progress made by our team during my first year at SRI. We strengthened the leadership team, reduced debt, secured financing and now are poised to drive growth and profitability.”

Quarterly Call Information

SRI Surgical will hold a teleconference call discussing its fourth quarter results on Monday, March 6, beginning at 5:00 p.m. Eastern Time. To participate in the teleconference, please dial 800.561.2731 (International dial 617.614.3528) and enter the passcode 47025715. A live Webcast of the call will be available from the Investors section of the SRI Surgical Website at www.srisurgical.com. For those unable to participate in the teleconference, a replay of the call will be available from 7:00 p.m. March 6 until March 13 2006, by dialing 888.286.8010 (International dial 617.801.6888) and using the passcode 28136833. A replay of the Webcast will also be available on the SRI Surgical Website.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. We serve hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and 4 distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Wallace Ruiz, Sr. Vice President and CFO
SRI Surgical
(813) 891-9550 Ext. 3177
wruiz@srisurgical.com

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues	$22,682	$22,246	$91,734	$91,310
Cost of revenues	16,975	16,602	68,554	68,412

Gross profit	5,707	5,644	23,180	22,898
Distribution expenses	1,590	1,511	6,261	6,135
Selling and administrative expenses	3,684	3,849	15,092	15,436
Impairment of goodwill	—	5,244	—	5,244

Income (loss) from operations	433	(4,960)	1,827	(3,917)
Interest expense, net	341	298	1,197	1,015

Income (loss) before income taxes	92	(5,528)	630	(4,932)
Income tax expense (benefit)	23	(62)	237	66

Net income (loss)	$69	$(5,196)	$393	$(4,998)

Basic earnings (loss) per common share	$0.01	$(0.83)	$0.06	$(0.80)

Weighted average common shares outstanding, basic	6,320	6,263	6,277	6,263

Diluted earnings (loss) per common share	$0.01	$(0.83)	$0.06	$(0.80)

Weighted average common shares outstanding, diluted	6,388	6,263	6,311	6,263

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of December 31, 2005	As of December 31, 2004
Cash and cash equivalents	$653	$413
Accounts receivable, net	11,354	11,424
Inventories, net	6,598	7,573
Prepaid expenses and other assets, net	1,671	1,617
Reusable surgical products, net	22,416	23,506
Property, plant and equipment, net	33,740	36,153

Total assets	$76,432	$80,686

Notes payable to bank	$3,229	$4,981
Accounts payable	5,550	8,479
Accrued expenses	4,152	3,410
Mortgage payable	4,763	—
Bonds payable	8,380	9,040
Obligations under capital lease	6	4,987
Deferred tax liability, net	2,269	2,475

Total liabilities	28,349	33,372

Shareholders’ equity	48,083	47,314

Total liabilities and shareholders’ equity	$76,432	$80,686